© 2010 Standard Insurance Company 2012 Annual Guidance January 30, 2012 Exhibit 99.3

© 2010 Standard Insurance Company
Forward-Looking Statements

This presentation should be read in conjunction with StanCorp’s most recent earnings release and most recent Form 10-Q.
Information in this presentation includes certain statements related to projected growth and future events. These statements are
“forward-looking” statements as that term is defined in the Private
Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results in future periods may differ materially from those expressed or implied by such forward-looking statements. See StanCorp’s latest annual report on Form 10-K and most recent Form 10-Q filed with the
Securities and Exchange Commission for a description of the types of uncertainties and risks that may affect actual results.

© 2010 Standard Insurance Company
2012 Annual Guidance

Earnings Guidance Challenges
• Net income per diluted share,
excluding after-tax net capital
gains and losses, to be in the
range of $3.60 to $3.90.
• Return on average equity,
excluding after-tax net capital
gains and losses from net income
and AOCI from equity, to be in the
range of 9% to 10%.
• Sustained low interest rate
environment.
• Declining wage and employment
levels.
• Competitive pricing environment.

© 2010 Standard Insurance Company
2012 Annual Guidance

• Given pricing actions and a continued challenging economic environment, we expect group insurance premium growth to be relatively flat.
• We expect our group insurance annual benefit ratio to be in the range of
80% to 82%.
• If the current interest rate environment persists, we estimate the discount rate would be lowered 25 to 50 basis points.
• We expect share repurchases to be in the range of $40 to $80 million.
• Our estimated 2012 effective income tax rate will be 26% to 27%.
• We estimate that implementing ASU 2010-26 will increase pre-tax expenses by approximately $3 to $4 million.
Factors Affecting 2012 Guidance

© 2010 Standard Insurance Company
Earnings per Share

*Excluding after-tax net capital gains and losses
For illustrative purposes, factors are not shown to scale
2011 EPS*
2012 EPS Guidance
Net income per diluted share, excluding after-tax net capital gains and losses, to be in the range of $3.60 to $3.90.
ASU 2010-26
DAC Impact
$0.05 to $0.06
2011 EPS*
Including
Annual
ASU 2010-26
DAC Impact
$3.13 to $3.14
$3.60 to $3.90
Group
Benefit Ratio
Interest
Rates
Premium
Growth
Other
2012 EPS*
Guidance
$3.19

© 2010 Standard Insurance Company

Non-GAAP Financial Measures
($ millions – except per share data)
2011
Reconciliation of Non-GAAP financial measures:
Net income 139.3 $
After-tax net capital losses (4.5)
Net income excluding after-tax net capital losses
143.8 $
Net capital losses (6.9) $
Tax benefit on net capital losses (2.4)
After-tax net capital losses (4.5) $
Diluted earnings per common share:
Net income 3.09 $
After-tax net capital losses (0.10)
Net income excluding after-tax net capital losses
3.19 $
Share data:
Basic weighted-average 44,876,650
Diluted weighted-average 45,016,070
At period end 44,268,859
Shareholders' equity 2,010.5 $
Accumulated other comprehensive income 235.1
Shareholders' equity excluding accumulated other
comprehensive income 1,775.4 $
Net income return on average equity 7.1%
Net income return on average equity
(excluding after-tax net capital losses and
accumulated other comprehensive income) 8.2
Book value per common share:
Including accumulated other comprehensive income 45.42 $
Accumulated other comprehensive income 5.32
Excluding accumulated other comprehensive income 40.10 $